[LOGO]  FIDELITY
        BANCORP, INC.

April 21, 2004                            Mr. Richard G. Spencer
                                          President and Chief Executive Officer
                                          (412) 367-3300
                                          E-mail: rspencer@fidelitybank-pa.com
                                                  ----------------------------


                        FIDELITY BANCORP, INC. ANNOUNCES
                        --------------------------------
                        INCREASED SECOND QUARTER EARNINGS
                        ---------------------------------


PITTSBURGH, PA -- April 21, 2004 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings increased 22% over the prior year for the three-month period ending March 31, 2004. Net income for the period was $1.31 million or $.51 per share (diluted), compared to $1.07 million or $.39 per share (diluted) in the prior year quarter. The Company's annualized return on average assets was .84% and return on average equity was 12.71% compared to .69% and 9.68% respectively, for the same period in the prior year. For the six-month period ending March 31, 2004, net income was $2.17 million, or $.84 per share (diluted), compared to $1.85 million or $.68 per share (diluted) in the prior year period. Annualized return on assets was .69% and return on equity was 10.64% for the fiscal 2004 period, compared to .60% and 8.51%, respectively, for the same period in the prior year.

Fiscal 2003 results include, as a component of interest expense, the first quarter write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002. The 9.75% trust preferred securities were redeemed with the proceeds from a September 2002 offering of $10,000,000 of floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.57%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment

Net interest income before provision for loan losses increased $209,000 or 6.4% to $3.48 million for the three-month period ending March 31, 2004, compared to $3.27 million in the prior year period. For the six months ended March 31, 2004, net interest income before provision for loan losses increased $373,000 or 6.1% to $6.52 million, compared to $6.15 million in the prior year period. The increase for both the three-month and six-month periods ended March 31, 2004 primarily reflects an improved spread.

The provision for loan losses was $75,000 for both the quarters ended March 31, 2004 and 2003, and decreased to $125,000 for the six-months ended March 31, 2004, compared to $405,000 in the prior year period. The decrease for the six-month period primarily results from the write-off of a $300,000 commercial business loan during the prior year period. Non-performing loans and foreclosed real estate were .62% of total assets at March 31, 2004, and the allowance for loan losses was 97.7% of non-performing loans at that date.

Other income increased $262,000 or 29.0% to $1.17 million for the quarter ended March 31, 2004 compared to $904,000 for the same period last year. For the six months ended March 31, 2004, other income was $2.04 million, an increase of $71,000 or 3.6% over the prior year period. The increase for the current quarter primarily relates to increased gains on the sale of investment securities of $258,000, as well as increases in deposit service charges and fees of $40,000 and other income of $73,000. Partially offsetting these increases were decreases in gains on the sale of loans of $80,000 and decreased loan service charges and fees of $30,000. The increase for the six-month period ended March 31, 2004 primarily relates to increased gains on the sale of investment securities of $120,000, as well as increases in deposit service charges and fees of $72,000 and other income of $118,000. Partially offsetting these increases were decreases in gains on the sale of loans of $170,000 and decreased loan service charges and fees of $65,000.

Operating expenses for the quarter ended March 31, 2004, increased $281,000 or 10.3% to $3.00 million compared to $2.72 million for the comparable prior year period. For the six-month period in this fiscal year, operating expenses increased $455,000 or 8.5% to $5.78 million, compared to $5.33 million in the prior year period. The operating expense increase for the three-month period ended March 31, 2004 primarily relates to increased compensation and benefits expense of $122,000 and increased loss on foreclosed real estate of $114,000. The operating expense increase for the six-month period ended March 31, 2004 primarily relates to increased compensation and benefits expense of $225,000, increased occupancy and equipment expense of $48,000, increased depreciation expense of $43,000 and increased loss on foreclosed real estate of $108,000. Fiscal 2004 results include the operation of the Troy Hill branch, which was acquired on December 31, 2002, and the Cranberry branch, which was opened in April 2003.

Provision for income taxes decreased $50,000 or 15.9% to $264,000 for the quarter ended March 31, 2004 compared to $314,000 for same period last year. For the six months ended March 31, 2004, the provision for income taxes decreased $48,000 or 9.0% to $484,000 compared to $532,000 for the same period last year. The decrease is attributed to a lower effective tax rate, partially offset by higher pre-tax income.

Total assets were $629.4 million at March 31, 2004, an increase of $11.6 million or 1.9% compared to September 30, 2003, and a decrease of $475,000 or .1% compared to March 31, 2003. Net loans outstanding increased $10.7 million or 4.0% to $275.1 million at March 31, 2004 as compared to September 30, 2003, and decreased $11.7 million or 4.1% as compared to March 31, 2003. Deposits decreased $2.5 million to $363.6 million at March 31, 2004 as compared to September 30, 2003, and decreased $6.9 million as compared to March 31, 2003. Short-term borrowings increased $21.9 million to $60.0 million at March 31, 2004 as compared to September 30, 2003, and increased $59.9 million as compared to March 31, 2003. Long-term debt decreased $10.2 million at March 31, 2004 as compared to September 30, 2003, and decreased $46.3 million as compared to March 31, 2003. Stockholders' equity was $42.0 million at March 31, 2004, compared to $40.2 million at September 30, 2003 and $44.6 million at March 31, 2003.

Prior to the second quarter, Fidelity presented "Guaranteed preferred beneficial interest in Company's debentures" on its balance sheet, which was the trust preferred securities being consolidated in Fidelity's balance sheet. With the adoption of Financial Accounting Standards Board Interpretation No. 46 ("FIN 46"), the subsidiary trust, FB Statutory Trust II, is no longer consolidated, and as a result, the balance sheet now presents junior subordinated debt on its balance sheet ("Subordinated Notes Payable") and the related interest expense is included as a component of interest expense on Fidelity's Income Statement.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

Commenting on the Company's performance, Richard G. Spencer, President and Chief Executive Officer said, "Second quarter results were positive with net income up 22% over the prior year period. The current interest rate environment, with rates increasing somewhat from their lows of last year, has eased slightly the pressure on interest margins as loan refinancing has slowed. We are also optimistic that an improving economy will be beneficial for the Company."

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
March 31, 2004 and 2003 - Unaudited
(In thousands, except per share data)

                                          Three Months Ended    Six Months Ended
                                          ------------------    ----------------
                                               March 31,            March 31,
                                          ------------------    ----------------

                                             2004      2003       2004      2003
                                             ----      ----       ----      ----
Interest income:
   Loans                                  $ 4,340   $ 5,298    $ 8,671   $11,052
   Mortgage-backed securities               1,172     1,254      2,098     2,627
   Investment securities                    1,946     1,757      3,869     3,431
   Deposits with other institutions             -        19          1        69
                                          -------   -------    -------   -------
      Total interest income                 7,458     8,328     14,639    17,179
                                          -------   -------    -------   -------

Interest expense:
   Savings deposits                         1,910     2,336      3,951     4,763
   Borrowed funds                           1,943     2,592      3,921     5,303
   Subordinated debt                          122       126        244       963
                                          -------   -------    -------   -------
      Total interest expense                3,975     5,054      8,116    11,029
                                          -------   -------    -------   -------

Net interest income before provision
   for loan losses                          3,483     3,274      6,523     6,150
Provision for loan losses                      75        75        125       405
                                          -------   -------    -------   -------
Net interest income after provision
   for loan losses                          3,408     3,199      6,398     5,745
                                          -------   -------    -------   -------
Other income:
   Loan service charges and fees               73       103        170       235
   Gain (loss) on sale of investment
      and mortgage-backed securities          419       161        508       388
   Gain on sale of loans                       11        91         28       198
   Deposit service charges and fees           316       276        671       599
   Other operating income                     347       273        658       544
                                          -------   -------    -------   -------
      Total other income                    1,166       904      2,035     1,964
                                          -------   -------    -------   -------

Operating expenses:
   Compensation and benefits                1,757     1,635      3,522     3,297
   Office occupancy and equipment             275       269        508       460
   Depreciation and amortization              190       174        387       344
   Federal insurance premiums                  14        15         28        29
   (Gain)loss on real estate owned, net       111        (3)       113         5
   Intangible amortization                     13        14         27        22
   Other operating expenses                   636       611      1,198     1,171
                                          -------   -------    -------   -------
      Total operating expenses              2,996     2,715      5,783     5,328
                                          -------   -------    -------   -------

Income before income tax provision          1,578     1,388      2,650     2,381
Income tax provision                          264       314        484       532
                                          -------   -------    -------   -------
Net income                                $ 1,314   $ 1,074    $ 2,166   $ 1,849
                                          =======   =======    =======   =======

Basic earnings per share (1)              $  0.54   $  0.40    $  0.89   $  0.70
Diluted earnings per share (1)            $  0.51   $  0.39    $  0.84   $  0.68


(1) Per share earnings have been restated to reflect the 10% stock dividend paid in May 2003.

Balance Sheets - Unaudited
(In thousands, except share data)

                                                       March 31, 2004    Sept. 30, 2003    March 31, 2003
                                                       --------------    --------------    --------------
Assets:
   Cash and due from depository institutions              $   8,664         $   7,662         $   9,912
   Interest-earning demand deposits                             515               330             6,896
   Securities available-for-sale                            190,218           192,429           185,783
   Securities held-to-maturity                              122,597           119,962           106,841
   Loans receivable, net                                    275,082           264,412           286,747
   Loans held-for-sale                                          241               286             1,868
   Foreclosed real estate, net                                1,069               675               509
   Federal Home Loan Bank stock, at cost                     10,827            10,447            10,767
   Accrued interest receivable                                3,345             3,408             3,525
   Office premises and equipment                              5,482             5,834             6,034
   Other assets                                              11,313            12,333            10,946
                                                          ---------         ---------         ---------
      Total assets                                        $ 629,353         $ 617,778         $ 629,828
                                                          =========         =========         =========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                               $ 363,623         $ 366,126         $ 370,477
   Short-term borrowings                                     60,030            38,101               121
   Long-term debt                                           142,508           152,708           188,775
   Subordinated notes payable                                10,310            10,310            10,310
   Securities sold under agreement to repurchase              5,302             5,943             5,516
   Advance payments by borrowers for taxes
      and insurance                                           2,216             1,179             2,715
   Other liabilities                                          3,330             3,216             7,278
                                                          ---------         ---------         ---------
      Total liabilities                                     587,319           577,583           585,192
                                                          ---------         ---------         ---------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 2,843,042,
       2,805,291, and 2,780,066 shares issued                    28                28                25
   Treasury stock, 411,492, 381,492, and 107,886 shares      (7,946)           (7,192)           (1,236)
   Additional paid-in capital                                29,378            28,960            15,781
   Retained earnings                                         17,969            16,388            27,560
   Accumulated other comprehensive income,
      net of tax                                              2,605             2,011             2,506
                                                          ---------         ---------         ---------
      Total stockholders' equity                             42,034            40,195            44,636
                                                          ---------         ---------         ---------

      Total liabilities and stockholders' equity          $ 629,353         $ 617,778         $ 629,828
                                                          =========         =========         =========

(1)  Shares have been  restated to reflect  the 10% stock  dividend  paid in May
     2003.

Other Data:

                                                         At or For the Three Month Period Ended
                                                                        March 31,
                                                                 2004                2003
                                                                 ----                ----

Annualized return on assets                                     0.84%               0.69%
Annualized return on equity                                    12.71%               9.68%
Equity to assets                                                6.68%               7.09%
Interest rate spread (tax equivalent)                           2.40%               2.19%
Net interest margin (tax equivalent)                            2.49%               2.37%
Non-interest expense to average assets                          1.91%               1.74%
Loan loss allowance to net loans                                1.08%               1.05%
Non-performing loans and real estate
  owned to total assets at end-of-period                        0.62%               0.58%

                                                          At or For the Six Month Period Ended
                                                                        March 31,
                                                                        ---------
                                                                 2004                2003
                                                                 ----                ----

Annualized return on assets                                     0.69%               0.60%
Annualized return on equity                                    10.64%               8.51%
Equity to assets                                                6.68%               7.09%
Interest rate spread (tax equivalent)                           2.29%               2.11%
Net interest margin (tax equivalent)                            2.37%               2.27%
Non-interest expense to average assets                          1.85%               1.72%
Loan loss allowance to net loans                                1.08%               1.05%
Non-performing loans and real estate
  owned to total assets at end-of-period                        0.62%               0.58%

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